UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2014 (September 9, 2014)

Fifth Street Finance Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-33901	26-1219283
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

777 West Putnam Avenue, 3rd Floor

Greenwich, CT 06830

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (203) 681-3600

______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Fifth Street Finance Corp. (the “Company”) announced that its Board of Directors made several management changes on September 9, 2014. Specifically, Bernard D. Berman was promoted to Chairman of the Board of Directors, effective September 10, 2014, with Leonard M. Tannenbaum stepping down as Chairman of the Board of Directors, effective September 9, 2014. Mr. Tannenbaum will continue in his role as Chief Executive Officer of the Company.

Following Mr. Berman’s promotion, he stepped down as Secretary of the Company, effective September 9, 2014, and will step down as President, effective September 28, 2014. David H. Harrison, the Company’s Chief Compliance Officer will succeed Mr. Berman as Secretary of the Company, effective September 10, 2014.

In addition, the Board announced the appointment of Todd G. Owens as President of the Company, effective September 29, 2014. Prior to his appointment, Mr. Owens spent 24 years at Goldman, Sachs & Co, where he became a Managing Director in 2001 and a partner in 2008. While at Goldman, Sachs & Co., he also served as Head of the West Coast Financial Institutions Group (FIG) for 15 years, Head of the Specialty Finance Group for nearly 10 years and was a senior member of the Bank Group. Mr. Owens brings with him experience in a broad range of industries including commercial finance, asset management, alternative asset management, commercial banking and business development companies. Mr. Owens received his B.A. in History and Political Economy from Williams College.

The Company issued a press release on September 12, 2014 to announce these changes, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated September 12, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 12, 2014	FIFTH STREET FINANCE CORP.

	By:	/s/ David H. Harrison
Name: David H. Harrison
Title: Chief Compliance Officer